Exhibit 99.2

Amarantus Completes Acquisition of ESS from Lonza

for the Treatment of Severe Burns

- Amarantus now has full ownership of Cutanogen Corporation, which has exclusive worldwide license to Orphan Drug Product Candidate Engineered Skin Substitute (ESS) -

SAN FRANCISCO, CA, and GENEVA, SWITZERLAND – July 15, 2015 - Amarantus BioScience Holdings, Inc. (OTCQX: AMBS), a biotechnology company focused on developing therapeutic and diagnostic products for diseases in the areas of neurology, psychiatry, ophthalmology and regenerative medicine, announced that it has completed the acquisition of Cutanogen Corporation (“Cutanogen”) from Lonza Walkersville, Inc. (“Lonza”), a subsidiary of Lonza Group Ltd. Cutanogen has an exclusive worldwide license to intellectual property rights associated with Engineered Skin Substitute (“ESS”), an autologous full thickness skin replacement product in development for the treatment of severe burns. ESS has received orphan drug designation from the U.S. Food and Drug Administration for the treatment of hospitalized patients with deep partial and full thickness burns requiring grafting. With this agreement, Amarantus has engaged Lonza via a long-term services agreement to manufacture ESS under Good Manufacturing Practices for human clinical trials, and subsequent commercial distribution.

“The completion of the acquisition of Cutanogen from Lonza represents a cornerstone of Amarantus’ therapeutics acquisition strategy as the company prepares for its upcoming listing on a national exchange,” said Gerald E. Commissiong, President & CEO of Amarantus. “ESS is a potentially revolutionary solution for the treatment of severe burns that has demonstrated initial human proof-of-concept in an investigator-initiated setting. Going forward, Amarantus plans to take this program through a stringent corporate-sponsored regulatory development program under an already open IND with the FDA, to gain marketing approval, initially for the treatment of severe burns in the United States. The company intends to work closely with US regulatory authorities under the orphan drug designation pathway to achieve this objective.”

Details regarding the financial components of the transaction are available on Form 8-K filed with the Securities Exchange Commission (“SEC”) and may be accessed on the SEC’s website at www.sec.gov.

Maxim Group, LLC served as M&A advisor to Amarantus on the transaction.

About Engineered Skin Substitute (ESS)

Engineered Skin Substitute (ESS) is a tissue-engineered skin prepared from autologous (patient's own) skin cells. It is a combination of cultured epithelium with a collagen-fibroblast implant that produces a skin substitute that contains both epidermal and dermal components. This model has been shown in preclinical studies to generate a functional skin barrier. Most importantly, self-to-self skin grafts for autologous skin tissue are less likely to be rejected by the immune system of the patient, unlike with porcine or cadaver grafts in which immune system rejection is a possibility. ESS has been used in an investigator initiated clinical setting in over 130 human subjects, primarily pediatric patients, for the treatment of severe burns up to 95% total body surface area.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology, psychiatry, ophthalmology and regenerative medicine. AMBS’ Therapeutics division has development rights to eltoprazine, a Phase 2b small molecule indicated for Parkinson's disease levodopa-induced dyskinesia, adult ADHD and Alzheimer’s aggression, an exclusive worldwide license to intellectual property rights associated with Engineered Skin Substitute (“ESS”), an autologous full thickness skin replacement product in development for the treatment of severe burns and owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF-based products as treatments for brain and ophthalmic disorders. AMBS’ Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF’s discovery.

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908.938.1475

E: jenene@jenenethomascommunications.com

Source: Amarantus Bioscience Holdings, Inc.

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